Exhibit 10.1

PROMISSORY NOTE

(Seventy-Five-day)

$542,294.00	September 26, 2013

The undersigned, Discovery Energy Corp., a Nevada corporation (hereinafter called "Maker"), whose address for purposes hereof is One Riverway Drive, Suite 1700, Houston, Texas, 77056 USA, for value received, without grace, in the manner, on the dates and in the amounts herein stipulated, promises to pay to Liberty Petroleum Corporation, an Arizona corporation (hereinafter called "Payee"), at Payee's principal place of business located at 10851 North Black Canyon Highway, Suite 540, Phoenix, Arizona, 85029 USA, or at such other place as Payee may hereafter designate, the sum of FIVE HUNDRED FORTY TWO THOUSAND TWO HUNDRED NINETY FOUR DOLLARS ($542,294.00), in lawful money of the United States of America, with interest at the rate herein specified.

The unpaid principal amount from time to time outstanding hereunder shall bear interest from and after the date hereof until such amount is paid in full at a rate per annum equal the lesser of:

(a)      the arithmetic mean during the applicable interest period of one month term London Interbank Offer Rates (LIBOR rates) for US$ as published on the first business day of each month by the Financial Times of London and referred to as the Interbank Fixing Rate, plus an additional 3% per annum (such aggregate rate being hereafter referred to as the "Varying Rate"); or

(b)      the maximum rate of interest, if any, permitted to be charged of the Maker by applicable state or federal law (the "Maximum Rate").

Notwithstanding the foregoing, if at any time the Varying Rate exceeds the Maximum Rate, the rate of interest chargeable on this Note shall be limited to the Maximum Rate, but any subsequent reductions in the Varying Rate shall not reduce the rate of interest chargeable on this Note below the Maximum Rate until the total amount of interest accrued on this Note equals the amount of interest which would have accrued if the Varying Rate had at all times been in effect.

Interest on this Note shall be computed on the basis of a 365-day (or 366-day, as the case may be) year for the actual number of days elapsed.

The unpaid principal balance of this Note with all accrued but unpaid interest thereon shall be due and payable in full on or before December 10, 2013. Prepayment of this Note shall be without penalty and may be made at any time and from time to time for all or any part of the unpaid principal and accrued interest payable hereunder with all such prepayments to be applied first to the principal and then to the accrued interest in the inverse order of due date. If prepayments totaling TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) are made prior to December 10, 2013, then the remaining principal balance of this Note with all accrued but unpaid interest thereon shall then be due and payable in full on or before February 3, 2014.

If this Note is not paid at maturity and said Note is placed in the hands of an attorney for collection or if collection by suit or through the probate court, bankruptcy court, or by any other legal or judicial proceeding is sought, Maker agrees to pay all expenses incurred, including reasonable attorneys' fees, all of which shall become a part of the principal hereof.

Maker and each and all other liable parties expressly and specifically, (i) severally waive grace, presentment for payment, demand for payment, notice of intent to accelerate and notice of acceleration, notice of dishonor, protest and notice of protest, notice of nonpayment, and any and all other notices, the filing of suit and diligence in collecting this Note or enforcing any of the security herefor, (ii) severally agree to any substitution, subordination, exchange or release of any security held for the payment of this Note or any other obligation to Payee and release of any party primarily or secondarily liable hereon, (iii) severally agree that Payee shall not be required first to institute suit or exhaust Payee's remedies hereon against Maker or other parties liable hereon or to enforce Payee's rights against them or any security herefor in order to enforce payment of this Note by any of them, and (iv) severally agree to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to any of them.

The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this Note shall be affected thereby.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

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No provisions of this Note or any instrument securing payment hereof or otherwise relating to the debt evidenced hereby shall require the payment or permit the collection, application or receipt of interest in excess of the maximum permitted by applicable state or federal law (it being the express intention of Maker and Payee that this Note and the debt evidenced hereby be subject to the benefits of federal law to the extent that same permits a rate of interest in excess of that otherwise permitted by state law). If any excess of interest in such respect is herein or in any such other instrument provided for, or shall be adjudicated to be so provided for herein or in any such instrument, the provisions of this paragraph shall govern, and neither Maker nor any endorsers of this Note nor their respective heirs, personal representatives, successors or assigns shall be obligated to pay the amount of such interest to the extent it is in excess of the amount permitted by applicable law. It is expressly stipulated and agreed to be the intent of Maker and holder to comply at all times with the usury and other laws relating to this Note and the other instruments securing payment hereof now or hereafter in effect, and any subsequent revisions, repeals, or judicial interpretations thereof, to the extent that any of the same are applicable hereto or to the other instruments securing payment hereof. In the event the Payee or other holder hereof ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if upon such application the principal balance of this Note is paid in full, any remaining excess shall be forthwith paid to Maker and the provisions of this Note and the other instruments securing payment hereof shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum interest allowed to be charged by applicable law, Maker and the Payee or other holder hereof shall, to the maximum extent permitted under applicable law, amortize, prorate, allocate and spread the total amount of interest throughout the entire term of this Note so that the amount or rate of interest charged for any and all periods of time during the term of this Note is to the greatest extent possible less than the maximum amount or rate of interest allowed to be charged by law during the relevant period of time. Notwithstanding any of the foregoing, if at any time applicable laws shall be changed so as to permit a higher rate or amount of interest to be charged than that permitted prior to such change, then unless prohibited by law, references in this Note to "applicable law" for purposes of determining the maximum interest or rate of interest which can be charged shall be deemed to refer to such applicable laws as so amended to allow the greater amount or rate of interest.

Discovery Energy Corp.,
a Nevada corporation f/k/a “Santos Resource Corp.”

By:	/s/ Keith J. McKenzie

Name:	Keith J. McKenzie

Title:	CEO, Director

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